EXHIBIT 1.1

                   AGREEMENT OF PURCHASE AND SALE OF ASSETS

            This Agreement of Purchase and Sale of Assets (this "AGREEMENT") is entered into and effective this the 30th day of April, 1996 by and between LASERMEDICS, INC., a Texas corporation (the "BUYER"), and MAXXIM MEDICAL, INC., a Delaware corporation (the "SELLER"). Buyer and Seller may be hereinafter sometimes referred to collectively as the "PARTIES" or singularly as a "PARTY."

                             W I T N E S S E T H :

            WHEREAS, the Seller is the owner of the Business (as hereinafter defined) and certain assets associated with the Business;

            WHEREAS, the Buyer desires to purchase the Business as a going concern and along therewith all or substantially all of the assets owned by the Seller and used principally in the Business and the Seller desires to sell the Business and all of such assets to the Buyer;

            WHEREAS, in connection with such purchase and sale, the Parties desire to provide for certain terms and conditions with respect to the transfer of such assets and the assumption of certain liabilities associated with the Business;

            NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            1.1 ACCOUNTS PAYABLE. The term "Accounts Payable" shall have the same meaning as contained in Section 2.7(iii) of this Agreement.

            1.2 ACCOUNTS RECEIVABLE. The term "Accounts Receivable" shall have the same meaning as contained in Section 2.1(f) of this Agreement.

            1.3 AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of management and policies of a person whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this Section, the term "person" means an individual, a

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corporation, a partnership, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof.

            1.4 ASSETS. The term "Assets" shall have the same meaning as contained in Section 2.1 of this Agreement

            1.5 BALANCE SHEET DATE. The term "Balance Sheet Date" shall mean March 31, 1996.

            1.6 BELTON REAL PROPERTY. The term "Belton Real Property" shall have the same meaning as contained in Section 2.1(e) of this Agreement.

            1.7 BILL OF SALE. The term "Bill of Sale" shall have the same meaning as contained in Section 5.2 of this Agreement.

            1.8 BUSINESS. The term "Business" shall mean the current business of Seller conducted through its Henley Healthcare Division consisting of the manufacture, sale and lease of physical therapy, exercise and other medical equipment and related products throughout the world.

            1.9 BUSINESS LICENSES. The term "Business Licenses" shall have the same meaning as contained in Section 2.1(d) of this Agreement.

            1.10 CASH PURCHASE PRICE. The term "Cash Purchase Price" shall have the same meaning as contained in Section 2.10 of this Agreement.

            1.11 CLOSING. The term "Closing" shall mean the consummation of the events and transactions to take place on the Effective Date pursuant to Article V herein.

            1.12 COMMON STOCK. The term "Common Stock" shall mean the common stock of Buyer, par value $.01 per share.

            1.13 COMPETING BUSINESS. The term "Competing Business" shall have the same meaning as contained in Section 5.13(b) of this Agreement.

            1.14 CONTRACTS. The term "Contracts" shall have the same meaning as contained in Section 2.1(c) of this Agreement.

            1.15 CONVERTIBLE NOTE. The term "Convertible Note" shall mean that certain promissory note of even date herewith in the original principal amount of $7,000,000 made by Buyer payable to the order of Seller and delivered by the Buyer to the Seller at the Closing.

            1.16 CUSTOMERS. The term "Customers" shall have the same meaning as contained in Section 3.22 of this Agreement.

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            1.17 EFFECTIVE DATE. The term "Effective Date" shall mean 11:59
p.m., April 30, 1996.

            1.18 ENVIRONMENTAL LAWS. The term "Environmental Laws" shall have the meaning contained in Section 3.27(g) of this Agreement.

            1.19 EMPLOYEE. The term "Employee" shall mean all of those persons listed on SCHEDULE 1.19 attached hereto and incorporated herein by reference who shall consist of employees of the Seller who as of the Effective Date are employed or otherwise perform a substantial amount of his or her work or provide a substantial amount of services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Seller's applicable policies, are eligible to return to active status.

            1.20 ESTIMATED BALANCE SHEET. The term "Estimated Balance Sheet" shall have the same meaning contained in Section 2.10(a) of this Agreement.

            1.21 ESTIMATED NET ASSET VALUATION. The term "Estimated Net Asset Valuation" shall have the same meaning contained in Section 2.10(a) of this Agreement.

            1.22 EXCLUDED ASSETS. The term "Excluded Assets" shall have the meaning contained in Section 2.2 of this Agreement.

            1.23 FINAL BALANCE SHEET. The term "Final Balance Sheet" shall have the meaning contained in Section 2.11(a) of this Agreement.

            1.24 FINAL NET ASSET VALUATION. The term "Final Net Asset Valuation" shall have the meaning contained in Section 2.11(a) of this Agreement.

            1.25 FIXTURES AND IMPROVEMENTS. The term "Fixtures and Improvements" shall have the meaning contained in Section 2.1(g) of this Agreement.

            1.26 GAAP. The term "GAAP" means generally accepted accounting principles consistently applied.

            1.27 GENERAL INTANGIBLES. The term "General Intangibles" shall have the same meaning as contained in Section 2.1(b) of this Agreement.

            1.28 HAZARDOUS MATERIALS. The term "Hazardous Materials" shall have the same meaning as contained in Section 3.27(g) of this Agreement.

            1.29 INVENTORIES. The term "Inventories" shall have the same meaning as contained in Section 2.1(k) of this Agreement.

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            1.30 LIENS. The term "Liens" shall mean all restrictions or conditions to transfer or assignment, mortgages, deeds of trust, liens, security interests, pledges, claims, rights of first refusal, options, charges, liabilities, obligations, privileges, equities, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind or nature.

            1.31 NON-COMPETE TERM. The term "Non-Compete Term" shall have the same meaning as contained in Section 5.13(b) of this Agreement.

            1.32 PERMITTED ENCUMBRANCES. The term "Permitted Encumbrances" shall mean either (a) the Liens described or referred to in SCHEDULE 1.32 attached hereto and incorporated herein by reference; (b) Liens for current taxes and assessments not yet due and payable, including, but not limited to, Liens for nondelinquent ad valorem taxes, or nondelinquent statutory liens arising other than by reason of any default on the part of Seller; or (c) all recorded leases, restrictions, licenses, rights-of-way, easements and restrictive covenants.

            1.33 POST-SALE TAX OBLIGATIONS. The term "Post-Sale Tax Obligations" shall have the same meaning as contained in Section 2.7(vii).

            1.34 PRE-SALE TAX OBLIGATIONS. The term "Pre-Sale Tax Obligations" shall have the same meaning as contained in Section 2.8(iii).

            1.35 PROHIBITED CUSTOMERS. The term "Prohibited Customers" shall have the same meaning as contained in Section 5.13(a) of this Agreement.

            1.36 PURCHASE PRICE. The term "Purchase Price" shall mean the consideration payable to the Seller for the Assets as further defined in Section 2.3.

            1.37 PURCHASE PRICE ADJUSTMENT. The term "Purchase Price Adjustment" shall have the same meaning as contained in Section 2.11(c) of this Agreement.

            1.38 REAL PROPERTY. The term "Real Property" shall mean the Belton Real Property and the Sugar Land Real Property, collectively.

            1.39 REALTY RIGHTS. The term "Realty Rights" shall have the same meaning as contained in Section 2.1(h) of this Agreement.

            1.40 REGISTRATION AGREEMENT. The term "Registration Agreement" shall have the same meaning as contained in Section 5.2(i) of this Agreement.

            1.41 SAP. The term "SAP" shall have the meaning provided in Section 2.10(a) of this Agreement.

            1.42 SECURITY AGREEMENT. The term "Security Agreement" shall have the same meaning as contained in Section 5.2(k) of this Agreement.

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            1.43 SENIOR LENDER. The term "Senior Lender" shall mean Comerica
Bank- Texas.

            1.44 SUBSTITUTE NOTE. The term "Substitute Note" shall have the same meaning as contained in Section 2.11(c) of this Agreement.

            1.45 SUGAR LAND REAL PROPERTY. The term "Sugar Land Real Property" shall have the same meaning as contained in Section 2.1(e) of this Agreement.

            1.46 TANGIBLE PERSONAL PROPERTY. The term "Tangible Personal Property" shall have the same meaning as contained in Section 2.1(a) of this Agreement.

            1.47 TAXES. The term "Taxes" shall have the meaning contained in
Section 2.7 of this Agreement.

            1.48 TAX OBLIGATIONS. The term "Tax Obligations" shall have the meaning contained in Section 2.7 of this Agreement.

            1.49 TITLE COMPANY. The term "Title Company" shall mean Partners Title Company of Houston, Texas.

            1.50 TRANSITION AGREEMENT. The term "Transition Agreement" shall have the same meaning as contained in Section 5.2(j) of this Agreement.

            1.51 VOTING AGREEMENT. The term "Voting Agreement" shall have the meaning contained in Section 5.2(b) of this Agreement.

                                  ARTICLE II
                     PURCHASE OF ASSETS AND PURCHASE PRICE

            2.1 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Seller on the Effective Date all of the following assets (such assets to be referred to herein as the "ASSETS"):

            (a) all tangible personal property (such as office equipment, computer equipment and associated hardware and software, machinery and equipment, rental equipment, parts and supplies, furniture, automobiles, trucks, and forklifts) used principally in the Business and owned or leased by the Seller, including, but not limited to, that which is more fully described on SCHEDULE 2.1(A) attached hereto and incorporated herein by reference, but excluding Inventories (as defined in Section 2.1(k) herein) (collectively, the "TANGIBLE PERSONAL PROPERTY");

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            (b) Seller's general intangibles, claims, rights of set off, rights of recoupment, goodwill, patents, copyrights, service marks, trademarks, trade and assumed names, including the name "Henley Healthcare," inventions, trade secrets, covenants by others not to compete and royalty rights and other proprietary intangibles, licenses and sublicenses granted and obtained with respect thereto (and with respect to the operation of the Tangible Personal Property), and rights thereunder, which are principally used in the Business, and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including, but not limited to, that which is more fully described on SCHEDULE 2.1(B) attached hereto and incorporated herein by reference (collectively, the "GENERAL INTANGIBLES");

            (c) to the extent transferable, all leases, subleases, contracts, contract rights, and agreements relating principally to the operation of the Business, including, but not limited to, that which is more fully described on SCHEDULE 2.1(C) attached hereto and incorporated herein by reference (collectively, the "CONTRACTS");

            (d) to the extent transferable, Seller's franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies relating principally to all or any of the Assets or to the operation of the Business, including, but not limited to, that which is more fully described on SCHEDULE 2.1(D) attached hereto and incorporated herein by reference (collectively, the "BUSINESS LICENSES");

            (e) that certain real property located in Belton, Texas as more fully described on SCHEDULE 2.1(E)-1 attached hereto and incorporated herein by reference (the "BELTON REAL PROPERTY") and that certain real property located in Sugar Land, Texas (the "SUGAR LAND REAL PROPERTY") as more fully described on SCHEDULE 2.1(E)-2 attached hereto and incorporated herein by reference;

            (f) all accounts receivable relating principally to the Business and all other rights of Seller to payment for goods sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in the Estimated Balance Sheet (or will be so written off or reserved against in the Final Balance Sheet); together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller with respect to any

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      of the foregoing, including, without limitation, any right of stoppage in transit (collectively, the "ACCOUNTS RECEIVABLE");

            (g) all estates, rights, titles and interest in and to all plants, factories, warehouses, storage facilities, laboratories, buildings, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Real Property (collectively, the "FIXTURES AND IMPROVEMENTS").

            (h) all estates, rights, titles and interest in and to all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Real Property; any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Real Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future whether now owned or hereafter acquired, and the entire right, title and interest of Seller, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Real Property; all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Real Property, and all claims or demands whatsoever of Seller, either in law or in equity, with respect to the Real Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same (collectively, the "REALTY RIGHTS").

            (i) Seller's customer and supplier lists, advertising and promotional materials, and copies of Seller's books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, studies, reports, and any and all other printed or written materials all of which are related principally to the Business or the Assets or which are required or necessary in order for Buyer to conduct the Business in the manner in which it was conducted by Seller prior to the Effective Date;

            (j)   the goodwill and going concern value of the Business;

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            (k) all of Seller's inventories located either at the Real Property or elsewhere insofar as such inventories relate principally to the Business, including, without limitation, finished goods, work-in-progress, raw materials, supply inventories, and other inventories (collectively the "INVENTORIES");

            (l) all of Seller's backlog of orders for products manufactured or sold by Seller relating principally to the Business, which were accepted by Seller in the ordinary course of business prior to the Effective Date and not invoiced or shipped (or canceled) prior to the Effective Date (collectively, the "BACKLOG ORDERS");

            (m) all right, title and interest of Seller in and to all prepaid rentals, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating principally to any of the Assets or the Business;

            (n) all petty cash of Seller kept on hand at the Real Property for use principally in the Business; and

            (o) all other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located that are used principally in the Business or intended for use principally in the Business in connection with, or that are materially necessary to the continued conduct of, the Business as conducted by Seller prior to the Effective Date.

            2.2 EXCLUDED ASSETS. The Assets shall not include any of the assets of Seller related to the Business as of the Effective Date, set forth on
SCHEDULE 2.2 attached hereto and incorporated herein by reference (the "EXCLUDED ASSETS").

            2.3 PURCHASE PRICE. In consideration for the purchase of the Assets and Seller's performance of certain other agreements as provided herein, Buyer shall, at the Closing, (i) execute and deliver the Convertible Note, and (ii) pay to Seller the Cash Purchase Price in readily available funds. The Convertible Note and the Cash Purchase Price are referred to collectively herein as the "PURCHASE PRICE."

            2.4 ALLOCATION OF PURCHASE PRICE. Following determination of the Final Net Asset Valuation pursuant to Section 2.11 herein, the Parties shall endeavor to agree on an allocation of the Purchase Price, as adjusted, and shall report this transaction for federal income tax purposes in accordance with the allocation so agreed upon. The Parties for themselves and for their respective successors and assigns covenant and agree that they will file coordinating Form 8594's in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, with their respective income tax returns for the taxable year that includes the Effective Date.
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            2.5 TAXES. Buyer shall be liable for the payment of all sales and use taxes arising out of the sale, transfer or removal of the Assets. The Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind of the Seller, related to any period before the Effective Date.

            2.6 TITLE TO ASSETS AND RISK OF LOSS. Title to the Assets and risk of loss or damage to the Assets by casualty (whether or not covered by insurance) will pass to the Buyer immediately upon the Effective Date.

            2.7 ASSUMED LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing effective as of the Effective Date, Buyer shall assume all of the liabilities and obligations of Seller pertaining to the Business other than the Retained Liabilities as hereinafter defined including but not limited to the following (the "ASSUMED LIABILITIES"):

            (i) the rights and obligations of Seller to perform the Contracts to the extent the Contracts have not been performed and are not in default at the Effective Date;

            (ii) the liabilities and obligations of Seller in performing standard warranty repairs or replacement of products sold by Seller in connection with the Business;

            (iii) all of the accounts payable and trade payables of the Business (the "ACCOUNTS PAYABLE") at the Effective Date;

            (iv) ad valorem or similar Taxes to be prorated in accordance with Section 2.9 of this Agreement;

            (v) any claims by any Employee relating to or arising out of (y) their employment (including without limitation any modification or termination thereof) by Buyer, or (z) any pension or other benefit liabilities of Buyer incurred after the Effective Date;

            (vi) those liabilities and obligations specified in Section 5.6 herein;

            (vii) any Federal, state, local or foreign income, sales, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deduction, penalties or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation (collectively, "TAXES") which are attributable or relating to the Assets or the Business for any periods , commencing on and after the Effective Date (collectively, the "POST-SALE TAX OBLIGATIONS"); and

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            (viii)any other liabilities or obligations of the Business including those specifically assumed pursuant to the terms of this Agreement;

            2.8 RETAINED LIABILITIES. Buyer shall not assume or agree to pay, perform or discharge any of the following liabilities or obligations of Seller pertaining to the Business (collectively, the "RETAINED LIABILITIES"):

            (i) those liabilities and obligations specified in Section 5.6 herein;

            (ii) all liabilities and obligations arising in connection with the defective performance of any Contract by Seller;

            (iii) any Federal, state, local or foreign Taxes which are attributable or relating to the Assets or the Business for any periods ending immediately prior to the Effective Date (collectively, the "Pre-Sale Tax Obligations");

            (iv) any claims by or against any of Seller's directors, officers, employees or stockholders relating to (i) this Agreement or its performance or consummation, (ii) Seller's conduct of the Business prior to the Effective Date, (iii) their employment (including without limitation any modification or termination thereof) by Seller, (iv) any employment contract with Seller or (v) any pension or other benefit liabilities of Seller;

            (v) ad valorem or similar Taxes to be prorated in accordance with Section 2.9 of this Agreement;

            (vi) any dividend or other distribution declared or otherwise payable by Seller;

            (vii) any note, account payable or other obligation to any Affiliate of Seller, or

            (vii) any litigation described on SCHEDULE 3.8 attached hereto and incorporated herein by reference.

            2.9 AD VALOREM TAXES. Seller and Buyer shall each pay its respective pro rata portion of all 1996 ad valorem or similar Taxes under the Real Property. Seller shall pay to Buyer at the Closing estimated ad valorem or similar Taxes for the current year (based on the prior year's Taxes) prorated to the date of the Closing; Seller shall make available to Buyer copies of all statements and assessments reflecting such prior year's Taxes. Buyer shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent. Buyer shall promptly forward to Seller after receipt by Buyer copies of all 1996 Tax assessments under any

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such property. If the 1996 Taxes shall be readjusted such that the amounts payable are greater than the prior year's Taxes, Seller shall pay its pro rata share of any difference promptly upon notice of such Taxes having been paid by Buyer. If such 1996 Taxes shall be readjusted such that the amounts payable are less than the prior year's Taxes, Buyer shall refund to Seller its pro rata share of such reduction promptly upon payment of such Taxes by Buyer. Except as provided in Sections 2.5, 2.7(iv) and 2.7(vii) of this Agreement, Buyer shall have no other liability for Taxes payable by Seller (including income Taxes) relating to the Business or the transactions contemplated hereunder. Except as provided in Section 2.5, 2.8(iii) and 2.8(v), Seller shall have no other liability for Taxes payable by Buyer (including income Taxes) relating to the Business or the transactions contemplated hereunder.

            2.10  DETERMINATION OF CASH PURCHASE PRICE AT THE CLOSING.

            (a) ESTIMATED BALANCE SHEET; ESTIMATED NET ASSET VALUATION. The term "ESTIMATED BALANCE SHEET" shall mean the schedule attached hereto as
      SCHEDULE 2.10 and incorporated herein by reference of the Assets and the Assumed Liabilities prepared by Seller as of the Balance Sheet Date, certified by Seller as having been prepared in accordance with its standard historical accounting principles consistently applied ("SAP"), and delivered to and accepted by Buyer on or before the Effective Date. Seller represents and warrants that the Estimated Balance Sheet has been prepared with no mark-ups to fair market or replacement value of property, plant and equipment; Real Property and Tangible Personal Property has been valued at historical cost and depreciated on a basis consistent with prior years; Inventory has been valued in accordance with SAP; and Accounts Receivable and Assumed Liabilities (which are specific to the Henley Healthcare Division) have been valued at their book value. The term "ESTIMATED NET ASSET VALUATION" shall mean the dollar value of the Assets purchased by Buyer net of the Assumed Liabilities as contained on the Estimated Balance Sheet prepared in accordance with SAP.

            (B) DETERMINATION OF CASH PURCHASE PRICE. For purposes of this Agreement, the "CASH PURCHASE PRICE" shall mean $6,002,543, which represents the Estimated Net Asset Valuation as described on SCHEDULE 2.10, less $6,000,000, and which amount shall be subject to post-closing adjustment in accordance with Section 2.11 of this Agreement.

            2.11  ADJUSTMENT OF CASH PURCHASE PRICE AFTER THE CLOSING.

            (A) FINAL BALANCE SHEET. The term "FINAL BALANCE SHEET" shall mean the Estimated Balance Sheet revised in accordance with SAP and the standards set forth in Section 2.10(a) only to reflect the carrying value of the Accounts Receivable, Accounts Payable and Inventory as of the Effective Date, which shall be delivered by Seller to Buyer on or before the fifteenth (15th) day after the Effective Date. The term "FINAL NET ASSET VALUATION" shall mean the dollar value of the Assets purchased by Buyer net of the Assumed Liabilities as contained on the Final Balance Sheet prepared in accordance with SAP.

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            (B) DETERMINATION OF FINAL NET ASSET VALUATION. The Final Balance
      Sheet shall be prepared by Seller in accordance with Section 2.11(a) and delivered to Buyer within fifteen (15) days after the Effective Date. Buyer shall review the Final Balance Sheet and report to Seller in writing within fifteen (15) days of receipt thereof of any objection; provided, however, Seller may only object to Buyer's valuation of the Accounts Receivable, Accounts Payable and Inventory. If Buyer and Seller cannot resolve Buyer's objection, if any, as to the Accounts Receivable, Accounts Payable and Inventory within thirty (30) days thereafter, either Buyer and Seller may, within six (6) months thereafter, mutually select and retain Ernst & Young, or in the event of a conflict, any other independent public accounting firm which has no prior conflicts to review such accounts as reflected on the Final Balance Sheet. If the Buyer and Seller cannot agree on an independent public accounting firm, then each may pick a firm and the two firms shall pick an independent public accounting firm which has no prior conflicts to exclusively conduct such review. Such firm's conclusion as to the carrying values of the Accounts Receivable, Accounts Payable and Inventory reflected on the Final Balance Sheet for purposes of determining the Final Net Asset Valuation shall be conclusive. Seller and Buyer shall share equally in the expenses of retaining such accounting firm. Buyer shall pay the expenses of its accountants for their review, if any, of the Final Balance Sheet, and Seller shall pay the expenses of Seller's accountants, if any, for their review of the Final Balance Sheet. In determining the Final Net Asset Valuation, the Parties shall not take into account the actual collections of Accounts Receivable that occur after the Effective Date and may subsequently occur prior to such final determination.

            (C) ADJUSTMENT OF PURCHASE PRICE. Immediately upon the final determination of the Final Balance Sheet pursuant to this Section 2.11, the Purchase Price shall be adjusted as follows (the "PURCHASE PRICE ADJUSTMENT"): (i) to the extent the Final Net Asset Valuation exceeds the Estimated Net Asset Valuation, the Purchase Price shall be increased by such excess, and (ii) to the extent the Estimated Net Asset Valuation exceeds the Final Net Asset Valuation, the Purchase Price shall be decreased by such excess. If the Purchase Price is increased as a result of the Purchase Price Adjustment, then, within ten (10) days after the determination of the Purchase Price Adjustment: (w) to the extent of $500,000, Buyer shall deliver to Seller the Purchase Price Adjustment in readily available funds, and (x) to the extent the Purchase Price Adjustment exceeds $500,000, the principal amount of the Convertible Note shall be increased by the amount of such excess. If the Purchase Price is decreased as a result of the Purchase Price Adjustment, then, within ten
      (10) days after the determination of the Purchase Price Adjustment: (y) to the extent of $500,000, Seller shall deliver to Buyer the Purchase Price Adjustment in readily available funds, and (z) to the extent the Purchase Price Adjustment exceeds $500,000, the principal amount of the Convertible Note shall be decreased by the amount of such excess. Furthermore, if a Purchase Price Adjustment requires an increase or decrease in the principal amount of the Convertible Note as hereinabove described, Seller shall tender the Convertible Note to Buyer simultaneous with the issuance by Buyer of a new convertible note in exactly the same form as the Convertible Note, but reflecting the revised principal balance dated as of the Effective Date (the "Substitute Note"). For purposes of this Agreement, upon the issuance of any Substitute Note, such Substitute Note shall constitute and be defined as the "Convertible Note" hereunder.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

            With respect to each of the following items, the Seller hereby represents and warrants to Buyer that as of the Effective Date:

            3.1 TITLE TO ASSETS. The Seller has and will convey good and indefeasible title to the Assets (other than the Real Property) free and clear of Liens, except for Permitted Encumbrances and except as disclosed on SCHEDULE
3.1 attached hereto and incorporated herein by reference. The Seller is in possession of all property leased to it from others. The Assets constitute all of the material property, whether real, personal, mixed, tangible or intangible, that is used in the Business by the Seller and that are necessary for the continued conduct of the Business as conducted by Seller prior to the Effective Date except for the Excluded Assets.

            3.2 TAX RETURNS. Within the times and in the manner prescribed by law, including extensions permitted thereunder, the Seller has filed and will file all Tax reports and returns required by law and has paid and will pay all Tax Obligations. Except as otherwise disclosed on SCHEDULE 3.8, there are no present disputes as to taxes of any nature payable by the Seller. Seller has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Seller, nor has Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the Internal Revenue Service or any other governmental body any agreement now in effect extending the period for assessment or collection of any Taxes against Seller. To Seller's knowledge, there are no Tax Liens upon, pending against or, to the best of Seller's knowledge, threatened against any Asset.

            3.3 CONTRACTS. SCHEDULE 2.1(C) attached hereto and incorporated herein by reference lists all of the material contracts, agreements, and other written arrangements to which the Seller is a party, or by which the Seller or the Assets are bound pertaining principally to the Business. To the best of Seller's knowledge, each of the Contracts is valid and in full force and effect. There has not been any default by the Seller, or to the best of Seller's knowledge, any other party to any of the Contracts, or any event that with notice or lapse of time or both, would constitute a default by the Seller, or to the best of Seller's knowledge, any other party to any of the Contracts. The Seller has not received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that they might have under any of the Contracts. In the event any of the Contracts is, or is later determined to be, non-assignable, and the other party to any such Contract refuses to consent to the assignment of same, then the Seller shall subcontract to the Buyer or its designee, if the Buyer so desires, the remaining work on such Contract, and the Seller shall forward to the Buyer or its designee all proceeds of such Contract received by the Seller; provided, however, that Seller shall be reimbursed for any reasonable out-of-pocket expenses incurred by it. Seller enjoys peaceful and undisturbed possession under all leases included in the Contracts.

            3.4 TANGIBLE PERSONAL PROPERTY AND INVENTORIES. SCHEDULE 2.1(A) attached hereto and incorporated herein by reference, constitutes the most recent list of material Tangible Personal Property regularly prepared by Seller based on perpetual records and cycle counts which is owned by, leased by, in the lawful possession of, or used by the Seller in connection principally with the ownership and operation of the Business. Except as disclosed on SCHEDULE 3.4 attached hereto and incorporated herein by reference, no material Tangible Personal Property used principally by the Seller in connection with its Business
(i) is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement which is not described on SCHEDULE 2.1(C) attached hereto and incorporated herein by reference, or (ii) is located other than in the possession of the Seller. To the best of Seller's knowledge, all items of raw materials, work in process and finished goods included in the Inventories, consist of items of a quality and quantity useable and saleable in the ordinary course of business by Seller, except for obsolete and slow moving items and items below standard quality, all of which have been written down on the books of Seller to net realizable market value or have been provided for by adequate reserves on the Estimated Balance Sheet and will be reflected on the Final Balance Sheet. Except as disclosed on SCHEDULE 2.10 attached hereto and incorporated herein by reference, no material items included in the inventories have been pledged as collateral or are held by Seller on consignment from others. The Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

            3.5 BUSINESS LICENSES. SCHEDULE 2.1(D) attached hereto and incorporated herein by reference is a schedule of all material Business Licenses owned by the Seller or in which the Seller has any rights or licenses principally in connection with the Business, together with a brief description of each. To the best of Seller's knowledge, the Seller has not infringed nor is now infringing, on any license belonging to any other person, firm, or corporation in connection with the Business. To the best of Seller's knowledge, the Seller owns or holds adequate licenses or other rights to use all licenses necessary for the Business as now conducted by the Seller, and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others. To the best of Seller's knowledge, Seller is in compliance in all material respects with the terms of the Business Licenses. None of the Business Licenses have been, or to the knowledge of Seller, are threatened to be, revoked, canceled, suspended or modified.

            3.6 EMPLOYMENT CONTRACTS. Except as disclosed on SCHEDULE 3.6 attached hereto and incorporated herein by reference, the Seller does not have any employment contracts, collective bargaining agreements, pension, bonus, or profit sharing plans providing for employee remuneration or benefits with respect to the Employees that by their terms or by law will become binding upon or the obligations of Buyer. The Seller is in compliance with, and upon the Closing will remain in compliance with all of its obligations under such agreements or other arrangements.

            3.7 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, the Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws, and regulations (including, without limitation, any applicable building or other law, ordinance or regulation) that affect, or are likely to affect, directly or indirectly, any of the Assets or the Business.

            3.8 LITIGATION. Except as disclosed in SCHEDULE 3.8 attached hereto and incorporated herein by reference, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened against or affecting the Seller with respect to the Business, the Assets or the Assumed Liabilities. There are no judgments outstanding and unsatisfied against Seller or the Assets.

            3.9 NO BREACH OR VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation except for third party consents described in this Agreement or any schedule prepared and delivered in connection herewith, of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security agreement or other agreement, instrument or arrangement by which the Assets or the Seller may be affected, or to which the Assets or the Seller may be bound, (ii) an event that would permit any party to terminate any Contract or License, (iii) the creation or imposition of any Lien on any of the Assets; (iv) a violation of Seller's Certificate of Incorporation, as amended, or its Bylaws, as amended; or (v) to the best of Seller's knowledge, a violation of any statute, judgment, order, decree or regulation or rule of any governmental body known to Seller applicable or relating to Seller or the Assets or the Business.

            3.10 AUTHORITY. The Seller has the full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and Seller has obtained all approvals or consents of any persons or other entities other than the Seller required to consummate the transactions contemplated hereby, except as disclosed on SCHEDULE 3.10 attached hereto and incorporated herein by reference.

            3.11 EMPLOYEES. SCHEDULE 1.19 attached hereto and incorporated herein by reference, designates a list of Employees of the Business all of whom will be terminated by Seller immediately upon the Effective Date hereof.

            3.12 VALID AND BINDING OBLIGATIONS. The execution and delivery of this Agreement and each other document, instrument and agreement to be executed by the Seller in connection herewith has been duly authorized and, upon their execution and delivery, will constitute the legal, valid, and binding obligations of the Seller, enforceable in accordance with each such agreement's, document's, or instrument's respective terms, except as may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

            3.13 GENERAL INTANGIBLES. SCHEDULE 2.1(B) attached hereto and incorporated herein by reference contains a description of all of the material intangible property owned by the Seller and used principally in the conduct of the Business. The Seller is the sole owner of all of the General Intangibles, free and clear of any Liens, other than Permitted Encumbrances. To the best of Seller's knowledge, use of the General Intangibles will not, and the conduct of the Business as conducted prior to the Effective Date did not infringe upon any patents, trade or assumed names, trademarks, service marks, or copyrights belonging to any other person, firm, or corporation. The Seller is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any of the General Intangibles. There are no pending or, to the knowledge of Seller, threatened infringement claims against Seller by any person with respect to any of the General Intangibles, nor has any such item been declared invalid or been limited by any court or agreement.

            3.14 LEASED ASSETS. SCHEDULE 3.14 attached hereto and incorporated herein by reference, contains a description of all of the personal property leased pursuant to the Contracts, which are the only assets used in the conduct of the Business which are not owned by the Seller.
The Seller is not in default of any lease or any Contract.

            3.15 EMPLOYEE BENEFITS. SCHEDULE 3.15 attached hereto and incorporated herein by reference, shall set forth a list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are maintained or sponsored by the Seller or any Affiliate for the benefit of any Employee (the "PLANS"). Each Plan is in full force and effect, and neither the Seller nor to the best of Seller's knowledge, any other party is in default under such Plan. To the best of Seller's knowledge,there have been no claims of default, and there are no facts or conditions which if continued, or on notice, will result in a default under any Plan. No Plan will, by its terms or under applicable law, become binding upon or become an obligation of the Buyer. No assets of or liabilities under the Plan shall be transferred to the Buyer or to any plan of the Buyer.

            3.16 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 3.16 attached hereto and incorporated herein by reference, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity other than the Seller, is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            3.17 DISCLOSURE. The Seller has made available to the Buyer true, complete and correct copies of all Contracts, documents concerning all litigation and administrative proceedings, Plans, Licenses, insurance policies, lists of suppliers and customers, and records relating principally to the Assets and the Business, and such information covers all commitments and liabilities of the Seller relating principally to the Business or the Assets .

            3.18 BROKERS. Neither the Seller, nor any of their respective officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commission or finder's fees in connection with the transaction contemplated herein that would give rise to any valid claim against Buyer.

            3.19 SALE OF ASSETS. For purposes of determining whether a sales and use tax charge is applicable, the sale of the Assets constitutes: (i) the sale of the entire operating assets of a business or of a separate division, branch, or identifiable segment of a business, and (ii) a sale outside the ordinary course of Seller's business, and represents an isolated or occasional sale by a seller who does not regularly engage in such business.

            3.20 LIENS ON ASSETS. All Liens of any third party as to all or any of the Assets have been removed on or before the Effective Date, and the Seller has furnished evidence thereof to Buyer.

            3.21  REAL PROPERTY.

            (a) All of the real property owned by the Seller in connection with the Business is described on SCHEDULE 2.1(E)-1 AND SCHEDULE 2.1(E)-2. Seller has and will convey to Buyer good and indefeasible title to the Real Property free and clear of any and all Liens other than Permitted Encumbrances.

            (b) To the best of Seller's knowledge, the Real Property does not violate any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations. No condition exists with respect to the Real Property which would prevent, or require repair or modification thereof as a prerequisite to Buyer using the Real Property in the conduct of the Business.

            (c) To the best of Seller's knowledge, the zoning classification of the Real Property is such that the Real Property may be used as currently used in the Business.

            (d) There are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance or trespassers.

            (e) To the best of Seller's knowledge, there is no pending or threatened condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof, nor is any such proceeding or assessment contemplated by any governmental body or entity.

            (f) Seller has complied in all material respects with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Real Property, or any part thereof.

            (g) There are water, sewer, and electricity lines to the Real Property presently sufficient for the conduct of the Business in the ordinary course of business.

            (h) The Real Property has full and free access to and from public highways, streets or roads and, to the best of Seller's knowledge, there is no pending or threatened proceeding by any governmental entity which would impair or result in the termination of such access.

            3.22 CUSTOMERS. Seller has as of the Effective Date furnished Buyer all of its current documentation containing the names of substantially all customers of the Business (the "Customers"). The Seller does not have any information, nor is Seller aware of any facts, indicating that any of these customers intend to cease doing business with the Seller.

            3.23 INSURANCE POLICIES. The Seller has maintained and now maintains
(i) insurance on all its Assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection against all liabilities, claims and risks against which it is customary to insure.

            3.24 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Neither Seller, nor any Affiliate of Seller, has any direct or indirect interest in or is an officer, director, employee or consultant of or otherwise receives remuneration from any person which is a competitor, supplier or customer of the Seller, or in any person from whom or to whom the Seller leases any personal property, or in any other person with whom the Seller is doing business.

            3.25 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the necessary corporate powers to own the Assets and to carry on the Business as now owned and operated by it. Seller is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership of the Assets or the leasing of its properties or the conduct of the Business requires such qualification, except where the failure to so qualify or be licensed would not have a material adverse effect on the Business or the Assets.

            3.26 FINANCIAL STATEMENTS. The Estimated Balance Sheet has been, and the Final Balance Sheet will be, prepared from the books and records of Seller in conformity with SAP. The Estimated Balance Sheet presents, and the Final Balance Sheet will present, fairly the Assets and Assumed Liabilities as of the Effective Date.

      All Accounts Receivable which are classified as current assets on the Estimated Balance Sheet are, and all Accounts Receivable which will be classified as current assets on the Final Balance Sheet will be, (i) bona fide receivables and (ii) stated in accordance with SAP. All Accounts Receivable which are classified as current assets on the Estimated Balance Sheet, and all Accounts Receivable which will be classified as current assets on the Final Balance Sheet, (i) were acquired in the ordinary course of business and (ii), subject to the reserve for doubtful accounts, need not be written-off as uncollectible.

      The Inventories reflected on the Estimated Balance Sheet have been, and the Inventories reflected on the Final Balance Sheet will be, valued in accordance with SAP, and the value of obsolete materials and materials of below standard quality has been, and in the case of the Final Balance Sheet will be, written down or reserved against in accordance with SAP. There have been, and in the case of the Final Balance Sheet will be, no write-ups of inventories or other assets.

            3.27 ENVIRONMENTAL MATTERS. Without in any manner limiting any other representations and warranties set forth in this Article III:

            (a) to the best of Seller's knowledge, in connection with the Business, neither Seller, nor the Real Property nor any facility presently or formerly owned, leased or operated by Seller ("Seller Site"), nor any of the Assets, is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws (as defined below) in connection with the ownership, use, maintenance or operation of the Assets, or conduct of the Business;

            (b) to the best of Seller's knowledge, the Assets include all environmental and pollution control equipment necessary for compliance with all Environmental Laws (including, without limitation, all applicable licenses and operation of the Business as it is presently conducted);

            (c) to the best of Seller's knowledge, no Hazardous Materials (as defined below) have been incorporated into any of the Assets;

            (d) to the best of Seller's knowledge there are no, and there has never been any, underground storage tanks (as defined under Environmental
      Laws) located under the Real Property or, to the Seller's knowledge, any Seller Site;

            (e) Seller has not received any notices of any violation of, noncompliance with, or remedial obligation under Environmental Laws, relating to the ownership, use, maintenance, operation of the Assets or the conduct of the Business nor, to the best of Seller's knowledge, is there any basis for any of the foregoing;

            (f) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, relating to the ownership, use, maintenance, operation of the Assets, or the conduct of the business, nor, to the best of Seller's knowledge, is there any basis for any of the foregoing; and

            (g) as used in this Agreement, (i) the term "Hazardous Materials" means (x) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (y) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Laws, including, but not limited to, substances defined as "hazardous substances," "hazardous materials," or "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes, and (ii) "Environmental Laws" means any applicable federal, state, or local laws, rules, or regulations, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters (in effect as of the Effective Date).

            3.28 INVESTMENT REPRESENTATIONS. The Seller (i) is an "Accredited Investor" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), (ii) through its counsel, its employees, and other duly authorized representatives, has made an extensive investigation of the assets and liabilities, business and financial affairs, and operations of the Buyer,
(iii) is aware of the risks associated with ownership of the Convertible Note and the Common Stock into which the Convertible Note may be converted, (iv) is capable of bearing the financial risks associated with such ownership and (v) is acquiring the Convertible Note and upon any conversion will acquire the Common Stock for the account of the Seller for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

            3.29 SOLVENCY. Seller is not now insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. As used in this Section 3.29, (x) "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

            Except as set forth in this Article III, Seller has made no representations to Buyer of any fact or condition which would affect Buyer's decision to purchase the Assets hereunder; nor of such Assets being suitable for Buyer's intended use and Buyer specifically acknowledges there are no representations except as set out above.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller that as of the Effective
Date:

            4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. Buyer is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership of its assets or the leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify or be licensed would not have a material adverse effect on its business or its assets.

            4.2 AUTHORITY. Buyer has the right, power, legal capacity, and authority to execute, deliver and perform this Agreement, and Buyer has obtained all approvals or consents of any persons or other entities required to consummate the transactions contemplated hereby.

            4.3 VALID AND BINDING OBLIGATIONS. The execution and delivery of, this Agreement and each other document, instrument and agreement to be executed by the Buyer in connection herewith has been duly authorized, and upon their execution and delivery, will constitute the legal, valid, and binding obligations of Buyer, enforceable in accordance with each such agreement's, document's or instrument's respective terms, except as may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

            4.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity other than the Buyer, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            4.5 BUYER'S BENEFIT PLANS. SCHEDULE 4.5 lists each and every benefit plan maintained by the Buyer which shall be provided to each Employee hired by Buyer.

            4.6 COMMON STOCK AND PREFERRED STOCK. Buyer is authorized to issue up to 10,000,000 shares of Common Stock of which 2,092,331 shares are issued and outstanding (except that those shares of Common Stock set forth on lines 20 and 22 of SCHEDULE 4.6 attached hereto will not be considered validly issued until the Buyer issues instructions to its transfer agent to issue the certificates representing such shares), 1,622,832 shares are reserved for issuance in connection with outstanding options, warrants or other rights to purchase Common Stock and 1,450,000 shares are reserved for issuance in connection with options to be issued under the Buyer's stock option plans. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and, for those owners and record holders owning five percent (5%) or more of Buyer, are owned of record and beneficially as described on SCHEDULE 4.6 attached hereto and incorporated herein by reference. Except as provided in SCHEDULE 4.6 attached hereto and incorporated herein by reference, there are no outstanding options, warrants or rights to purchase or acquire any capital stock of Buyer, and there are no contracts, commitments, understandings, arrangements or restrictions by which Buyer is bound to sell or issue any shares of Common Stock. Except as disclosed on
SCHEDULE 4.6,

Buyer has no subsidiaries or ownership interests in other corporations, partnerships, joint ventures or other entities.

            4.7 TAX RETURNS. Within the times and in the manner prescribed by law, including extensions permitted thereunder, the Buyer has filed and will file all Tax Reports and returns required by law and has paid and will pay all Tax Obligations. To the best of Buyer's knowledge, there are no present disputes as to taxes of any nature payable by the Buyer. Buyer has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Buyer, nor has Buyer executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the Internal Revenue Service or any other governmental body any agreement now in effect extending the period for assessment or collection of any Taxes against Buyer. To Buyer's knowledge, there are no Tax Liens upon, pending against or, to the best of Buyer's knowledge, threatened against any Asset.

            4.8 FINANCIAL STATEMENTS. The audited financial statements of the Buyer as of and for the period ended December 31, 1995, as previously furnished by Buyer to Seller (collectively, the "1995 FINANCIAL STATEMENTS") have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Buyer as at the dates and for the periods then ended. Buyer has no liabilities, obligations or commitments of any nature (absolute, accrued, contingent or otherwise) (herein "LIABILITIES") except (i) Liabilities which are adequately reflected or reserved against in the 1995 Financial Statements, (ii) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since the date of the 1995 Financial Statements, subject to normal year end adjustments, (iii) Liabilities which under GAAP were not required to be reflected or reserved against in the 1995 Financial Statements and (iv) the debt incurred by Buyer in connection with those transactions entered into with the Senior Lender on even date herewith to, among other things, pay the Cash Purchase Price, .

            4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
SCHEDULE 4.9 attached hereto and incorporated herein by reference, other than in the ordinary course of business, since December 31, 1995, with respect to the Buyer there has been no:

            (i) material adverse change in the financial condition, liabilities, assets, business or prospects of the Buyer's business from that reflected in the 1995 Financial Statements;

            (ii) waiver or release of any material right of or claim held by the Buyer;

            (iii) material loss, destruction or damage to any property of the Buyer, whether or not insured except to the extent that such property has been repaired or replaced;

            (iv) labor trouble pending, or to the best of Buyer's knowledge, threatened, involving the Buyer, or material change in the personnel of the Buyer or the terms and conditions of their employment;

            (v) acquisition or disposition of any material assets, individually or in the aggregate, nor any contract or arrangement therefor, nor any other material transaction by the Buyer;

            (vi) transfer or disbursement of funds or assets exceeding $50,000 in the aggregate by the Buyer;

            (vii) material change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Buyer;

            (viii)revaluation by the Buyer of any of its material assets or liabilities;

            (ix) increase in salary or other compensation payable or to become payable by the Buyer to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment, by the Buyer, of a bonus or other additional salary or compensation to any such person;

            (x) amendment or termination of any material contract, agreement, permit or license to which the Buyer is a party and for which Buyer's written consent is required except for any employee benefit plans;

            (xi) sale, transfer, encumbrance, mortgage, pledge or other encumbrance of any material asset of the Buyer;

            (xii) other event or condition of any character that has or might reasonably have a material adverse effect on the financial condition, business, assets or prospects of the Buyer; or

            (xiii) agreement by the Buyer to do any of the things described in the preceding clauses (i) through (xii).

            4.10 OPERATIONS OF THE BUYER. Except as disclosed on SCHEDULE 4.10 attached hereto and incorporated herein by reference, since December 31, 1995:

            (i) the Buyer has used its commercially reasonable efforts to preserve the business organization of its business intact, to keep available to its business its employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it;

            (ii) the Buyer has maintained and operated its business in accordance with its standard business practices;

            (iii) the Buyer has not entered into any material agreement or instrument which would constitute an encumbrance of the Assets, which would bind Buyer, the Seller or the Assets after Closing, other than in the ordinary course of business, or which would be outside the normal scope of maintaining and operating its business and the Assets in the ordinary course of business;

            (iv) the Buyer has not breached any material provision of any material contracts to which the Buyer is a party, and has maintained the Buyer's books of account and records in the usual, regular and customary manner;

            (v) to the best of Buyer's knowledge, the Buyer has complied with all statutes, laws, ordinances and regulations applicable to the Buyer and the conduct of its business;

            (vi) except in the ordinary course of business, the Buyer has not removed or disposed of, nor permitted the removal or disposal of, any of its material assets unless such assets were replaced with an item of at least equal value that is properly suited for its intended purpose; and

            (vii) the Buyer has made all payments within a commercially reasonable period of time from their due date arising in connection with the ownership, use, insurance, operation and maintenance of its business in the usual, regular and customary manner consistent with its prior practices except as has been otherwise agreed to by the Buyer and its payees, and has taken all action reasonably necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of its assets.

            4.11 BROKERS. Neither Buyer nor any of its respective officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein that would give rise to any valid claim against Seller.

                                   ARTICLE V
                                  THE CLOSING

            5.1 CLOSING. The Closing, including without limitation, the Payment of the Cash Purchase Price and issuance of the Convertible Note by the Buyer to the Seller and the transfer of the Assets and Assumed Liabilities by the Seller to the Buyer and the other transactions contemplated hereby shall take place on and as of the Effective Date.

            5.2 SELLER'S OBLIGATIONS. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

            (a) Such documents, including a bill of sale, assignments and consents, as are deemed reasonably necessary by Buyer's counsel to transfer ownership of the Assets, except the Real Property, and to evidence the assumption of the Assumed Liabilities, including but not limited to properly endorsed certificates of title; transfer documents relating to patents, trademarks, copyrights, and FDA Licenses; and two (2) duly authorized and executed originals of a Bill of Sale, Assignment and Assumption Agreement between the Buyer and the Seller (the "BILL OF SALE");

            (b) Two executed copies of a Voting and Shareholders' Agreement in a form acceptable to Buyer and its counsel (the "VOTING AGREEMENT");

            (c) Two executed copies of a legal opinion of Boyer, Ewing & Harris Incorporated, legal counsel for Seller, in a form acceptable to Buyer and its counsel;

            (d) One (1) duly authorized and executed original of a Special Warranty Deed transferring the ownership of the Sugar Land Property to the Buyer, in a form acceptable to Buyer and its counsel;

            (e) One (1) duly authorized and executed original of a Special Warranty Deed transferring the ownership of the Belton Property to the Buyer, in a form acceptable to Buyer and its counsel;

            (f) One (1) duly authorized and executed original of a Non-Foreign Affidavit as required by Section 1445 of the U.S. Internal Revenue Code pertaining to the Sugar Land Property;

            (g) One (1) duly authorized and executed original of a Non-Foreign Affidavit as required by Section 1445 of the U.S. Internal Revenue Code pertaining to the Belton Property;

            (h) Certified resolutions of the Board of Directors of the Seller, in a form acceptable to Buyer and its counsel;

            (i) Two executed copies of a Registration Rights Agreement in a form acceptable to Buyer and its counsel (the "REGISTRATION AGREEMENT");

            (j) Two executed copies of a Transition Agreement in a form acceptable to Buyer and its counsel (the "TRANSITION AGREEMENT");

            (k) Two executed copies of a Security Agreement in a form acceptable to Buyer and its counsel (the "SECURITY AGREEMENT"); and

            (l) All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

In addition, the Seller will put the Buyer into full possession and enjoyment of all Assets immediately upon the occurrence of the Closing.

            5.3 BUYER'S OBLIGATIONS. At the Closing, the Buyer will deliver or cause to be delivered to the Seller, or other designated person, the following:

            (a) Wire transfer to the Seller in the amount of the Cash Purchase Price;

            (b) Two (2) duly authorized and executed originals of the Bill of Sale;

            (c) At Buyer's expense, a commitment to issue an owner's title policy issued by the Title Company in the amount of $900,000 insuring that Buyer owns fee simple title to the Sugar Land Property subject to no exceptions other than (i) all of the applicable Permitted Encumbrances;
      (ii) the exception as to taxes which shall have inserted the year of Closing; (iii) the "survey" exception; and (iv) other exceptions which Buyer approves in writing;

            (d) At Buyer's expense, a commitment to issue an owner's title policy issued by the Title Company in the amount of $1,120,000 insuring that Buyer owns fee simple title to the Belton Property subject to no exceptions other than (i) all of the applicable Permitted Encumbrances;
      (ii) the exception as to taxes which shall have inserted the year of Closing; (iii) the "survey" exception; and (iv) other exceptions which Buyer approves in writing;

            (e) Two executed copies of the Voting Agreement in a form acceptable to Seller and its counsel;

            (f) Two executed copies of a legal opinion of Porter & Hedges, legal counsel for Buyer, in a form acceptable to Seller and its counsel;

            (g) Two executed copies of the Registration Rights Agreement in a form acceptable to Seller and its counsel (the "REGISTRATION AGREEMENT");

            (h) Two executed copies of the Security Agreement in a form acceptable to Seller and its counsel;

            (i) Two executed copies of the Transition Agreement in a form acceptable to Seller and its counsel;

            (j)   The Convertible Note;

            (k) Certified resolutions of the Board of Directors of the Buyer, in a form acceptable to Seller and its counsel; and

            (l) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

            5.4   [INTENTIONALLY OMITTED].

            5.5 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning and confirming to the Buyer, all of the Assets. The Buyer shall notify the Seller promptly, and in no event more than ten (10) business days after the Buyer's receipt, of any tax inquiries or notifications thereof which relate to any period prior to the Effective Date, and the Seller shall prepare and deliver responses to such inquiries as the Seller deems necessary or appropriate.

            5.6 LIABILITIES CONCERNING SALES AND RENTALS OF PRODUCTS AND SERVICES. Except as otherwise provided in Section 2.7(ii), the Seller shall be liable for all products liability claims as well as other liabilities (i) involving products sold or services provided by the Seller prior to the Effective Date, and (ii) involving products rented by Seller prior to the Effective Date, but only to the extent that the event or circumstance giving rise to such claim or other liability occurred prior to the Effective Date; and Seller shall indemnify the Buyer from any and all Damages arising therefrom, as defined in Article VI herein, in the manner described in Article VI. In addition to those liabilities and obligations specified in Section 2.7(ii), the Buyer shall be liable for all products liability claims as well as other liabilities (i) involving products sold or services provided by the Buyer on and after the Effective Date and (ii) involving products rented by Buyer (which shall include all rental contracts outstanding on the Effective Date which are being acquired by Buyer hereunder) on and after the Effective Date, but only to the extent that the event or circumstance giving rise to such claim or other liability occurred on or after the Effective Date; and the Buyer shall indemnify the Seller from any and all Damages arising therefrom in the manner described in Article VI herein.

            5.7 SELLER'S EMPLOYEES. Notwithstanding any provision of this Agreement, the Buyer shall be prohibited from interviewing or otherwise employing any person who is an employee of Seller and who is not an Employee for a period of one (1) year immediately after the Closing.

            5.8 DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT ALL OF THE TANGIBLE PERSONAL PROPERTY, FIXTURES AND IMPROVEMENTS, AND REAL PROPERTY ARE BEING SOLD ON AN AS IS, WHERE IS WITH ALL FAULTS BASIS AND THAT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED THAT WOULD APPLY TO SUCH ASSETS (OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT) ARE HEREBY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT.

            5.9 LICENSES. To the extent permitted under applicable law, on or before the Effective Date, Seller shall have executed and delivered to Buyer assignments of all the Business Licenses that are assignable. With respect to any Business License in which the consent of a governmental authority or third party is required, Buyer shall, with Seller's cooperation, use commercially reasonable efforts to procure the assignment of all such Business Licenses to Buyer. Prior to the successful procurement of any such consent or approval to the assignment of any Business Licenses in which same is required, Seller agrees that it shall perform all acts and execute any and all documents as may be reasonably requested by Buyer so that Buyer may realize the benefits of such Business Licenses as Buyer deems reasonably necessary or desirable, until such time as such Business Licenses are successfully assigned to Buyer. Buyer agrees to indemnify and hold harmless Seller and its Affiliates from all reasonable out-of-pocket costs, liabilities, losses and damages incurred by it in connection with its performance of its obligations under this Section 5.9.

            5.10 ASSIGNMENT OF CONTRACTS. On or before the Effective Date, Seller shall have executed and delivered to Buyer assignments of all the Contracts that are assignable. With respect to any Contract in which the consent of a governmental authority or third party is required, Seller shall, with Buyer's reasonable cooperation, use commercially reasonable efforts to procure the assignment of all such Contracts to Buyer. Prior to the successful procurement of any such consent or approval to the assignment of any Contracts in which same is required, Seller agrees that it shall perform all acts and execute any and all documents as may be reasonably requested by Buyer so that Buyer may realize the benefits of such Contracts as Buyer deems reasonably necessary or desirable, until such time as such Contracts are successfully assigned to Buyer. In the event any of the Contracts are, or are later determined to be non-assignable, then the Seller (to the extent permitted under the terms of the Contracts or applicable law), shall subcontract to Buyer or its designee, if Buyer so desires, all of the rights, duties and obligations under the Contracts, and the Seller shall forward to Buyer or its designee all proceeds of the Contracts that it receives. To the extent any such Contract cannot be subcontracted, Buyer agrees to cooperate with Seller and enter into such other commercially reasonable arrangements as will enable Seller to fulfill its remaining obligations under said Contracts. Buyer agrees to indemnify and hold harmless Seller and its Affiliates from all reasonable out-of-pocket costs, liabilities, losses and damages incurred by it in connection with Buyer's performance of its obligations under this Section 5.10.

            5.11 EMPLOYEES. Immediately upon the occurrence of the Closing, Buyer shall offer employment to all of the Employees on the same compensation and substantially the other benefits and working terms and conditions, as provided by Seller immediately prior to the Effective Date to be effective as of the Effective Date. Seller shall use reasonable efforts to assist Buyer in the hiring of the Employees. Buyer shall have no liability or obligation with respect to any employee benefits of the Employees that existed prior to the Effective Date. To the extent that any Employee hired by the Buyer is subject to a covenant not to compete with the Seller on and after the Effective Date, Seller hereby acknowledges that for the purpose of such covenant, Buyer shall not be considered a competitor of Seller and Seller hereby consents to the employment of such Employee by Buyer.

            5.12 NON-COMPETE; NON-SOLICITATION. (a) During the Non-Compete Term (defined below), neither Seller nor any of its Affiliates shall, directly or indirectly, for themselves or on behalf of any other person, corporation, firm, partnership, association or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, lender, financier, principal, consultant or in any other capacity) (i) engage or participate in any Competing Business (defined below) anywhere throughout the world; (ii) induce any customers of Buyer or its Affiliates, including without limitation the Customers (collectively, the "PROHIBITED CUSTOMERS") to patronize any Competing Business (other than the businesses of Buyer and its Affiliates);
(iii) canvass, solicit or accept any Competing Business from any Prohibited Customer unless directed to do so by Buyer; (iv) request or advise any Prohibited Customer to withdraw, curtail or cancel such customer's business with Buyer or its Affiliates with respect to any Competing Business; or (v) disclose to any other person, firm or corporation engaged in any Competing Business the names or addresses of any of the Prohibited Customers. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Seller's ownership of any of the Common Stock or any other security of Buyer, or having unlimited representation on the board of directors of Buyer, or providing consulting services to Buyer.

      (b) For purposes of this Agreement, the term "COMPETING BUSINESS" is defined to mean the business of manufacturing, selling or leasing any of the types of physical therapy, exercise or other medical equipment manufactured, leased or sold by Seller through its Henley Healthcare Division prior to the Effective Date except that the term "Competing Business" shall not mean the manufacturing, selling or leasing of the "woundcare kits" that were previously sold by Seller through its Henley Healthcare Division. The term "NON-COMPETE TERM" shall mean the five year period following the Effective Date.

      (c) During the Non-Compete Term, the Seller and its Affiliates shall submit or refer to Buyer all solicitations, inquiries or purchase requests received by the Seller or its Affiliates from any party regarding any Competing Business.

      (d) During the Non-Compete Term, the Seller and its Affiliates shall not, directly or indirectly, induce or attempt to influence any employee of Buyer or any of its Affiliates, including without limitation the Employees hired by Buyer as a result of its consummation of this Agreement, to terminate his/her employment or to hire any such employee, whether or not so induced or influenced; provided, however, that at any time after the first full year of the NonCompete Term: (i) if an Employee solicits employment from Seller or any of its Affiliates, then Seller or its Affiliate may employ such Employee without violating this Section 5.12(d), and (ii) the Seller and its Affiliates may undertake any action otherwise prohibited by this Section 5.12(d) if Seller and its Affiliates first obtain the written consent of Buyer.

      (e) During the Non-Compete Term, without the prior written consent of Buyer, the Seller and it Affiliates shall not, for themselves or on behalf of any other corporation, person, firm, partnership, association or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, lender, financier, principal, consultant or in any other capacity) disclose to any person or entity any of the customer lists, trade secrets, confidential information, financial and accounting information, pricing, advertising or marketing plans, methods, systems or other procedures used or owned by Buyer in connection with the Assets purchased pursuant to this Agreement; provided, however, and notwithstanding the foregoing, that neither the Seller nor its Affiliates shall be prohibited from disclosing information that is in the public domain or generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of the Seller or its Affiliates or if required by law or court order.

      (f) The Parties hereby acknowledge that (i) the agreements and covenants set forth in this Section 5.12 are being made for good and valuable consideration, the receipt and sufficiency of which is acknowledged; (ii) the agreements of the Parties contained in this Section 5.12 are an important aspect of this Agreement, and Buyer would not have entered into this Agreement absent the inclusion of this Section 5.12, and (iii) the restrictions imposed hereby, including the geographic area and duration of the covenants made by them herein, are reasonable and necessary to protect Buyer.

      (g) If the Seller or its Affiliates breach or indicate an intention to breach any term or provision of this Section 5.12, the Parties agree that Buyer shall be entitled to the right of both temporary and permanent injunctive relief and/or specific performance. The right of Buyer to such relief shall not be construed to prevent Buyer from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages.

      (h) If any court determines that any provision of this Section 5.12, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, the Parties agree that such court shall have the power to reduce the duration or geographic scope of such provision, as the case may be, and the Parties agree to request the court to exercise such power, and, in its amended form, such provision shall then be enforceable and shall be enforced.

      5.13 TERMINATION OF EMPLOYMENT AGREEMENTS AND STOCK OPTIONS. As of the Effective Date, Buyer shall have obtained the termination or rescission of all employment agreements or arrangements with respect to payment of salary or severance pay or any other renumeration whatsoever to all employees/consultants, including but not limited to: (i) Mike Barbour ("Barbour") and Chadwick Smith ("Smith"), including but not limited to those certain Employment Agreements dated as of January 15, 1996 by and between Buyer and each of Barbour and Smith along with any prior agreements between Buyer, and Barbour and Smith, and (ii) Stephen Barbour ("S. Barbour"), including but not limited to that certain Employment Agreement dated as of December 16, 1993 by and between Buyer and S. Barbour along with any prior agreements between Buyer and S. Barbour. In addition, Buyer shall have caused the rescission of those certain stock options or rights thereto previously granted under that certain Non-Qualified Incentive Stock Option Plan dated as of January 15, 1996 under which each of Barbour and Smith received or were to receive options to purchase 400,000 shares of Common Stock. Furthermore, Barbour, S. Barbour and Smith shall have released any and all claims they might otherwise have under claims against Buyer, Seller or any Affiliate thereof with respect to such employment matters and stock options, as applicable.

                                  ARTICLE VI
                                INDEMNIFICATION

            6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in this Agreement shall survive (and shall not be extinguished by any investigation made by or on behalf of either party) for eighteen (18) months after the Closing Date. Neither Party shall make a claim against the other with respect to Damages unless such claim is made on or before eighteen (18) months after the Closing Date. Notwithstanding the foregoing: (i) the representations and warranties of the Seller set forth in Sections 3.1, 3.20 and 3.21 of this Agreement shall survive indefinitely; and
(ii) the representations and warranties of the Seller set forth in Section 3.2 and the representations and warranties of the Buyer set forth in Section 4.7 shall survive after the Effective Date until the expiration of the statute of limitations applicable to any claims thereunder. In the event that it is asserted in writing that any Party has violated any of the representations and warranties made by it and a claim for indemnification is made thereon by written notice delivered to the indemnifying Party within the aforementioned time period, such representation or warranty shall survive until the final adjudication of the issue in the form of a final, non-appealable judgment by a court of law having jurisdiction of the matter or until the issue is otherwise settled by the Buyer and the Seller.

            6.2     INDEMNIFICATION.

            A. BY THE SELLER. The Seller shall indemnify, save, defend and hold harmless the Buyer and Buyer's Affiliates, shareholders, directors, officers, partners, agents and employees (and in the event the Buyer assigns its right, title and interest hereunder to a corporation, which shall be permitted hereunder, such assignee's shareholders, directors, officers, agents and employees) (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "DAMAGES"), (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Seller in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Seller or its Affiliates under this Agreement, or (ii) relating to any of the Retained Liabilities.

            B. BY THE BUYER. The Buyer shall indemnify, save, defend and hold harmless the Seller and its Affiliates, shareholders, directors, officers, partners, agents and employees (collectively, the "SELLER'S INDEMNIFIED PARTIES") from and against any and all Damages (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Buyer in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Buyer under this Agreement, or (ii) relating to the Assumed Liabilities.

            C. DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("NOTICE OF ACTION"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten
(10) days. The indemnifying Party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 6.2 to indemnify the indemnified Party by a delivery of notice of such election ("NOTICE OF ELECTION") within ten (10) days after receipt of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

            D. THIRD PARTY CLAIMS. The provisions of this Section 6.2 are not limited to matters asserted by the Parties, but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third party claims.

            E. LIMITATION ON INDEMNIFICATION. Notwithstanding any provision contained in this Agreement, neither Buyer nor Seller, nor any Affiliate of either, shall be required to pay an indemnified Party or any Affiliate thereof any amount with respect to any claim for Damages under this Section 6.2 with respect to any breach of any warranty or the inaccuracy of any representation contained in this Agreement ("REPRESENTATION AND WARRANTY DAMAGES"), until the Representation and Warranty Damages which the indemnified Party and its Affiliates suffered under this Agreement aggregate at least $150,000 (the "THRESHOLD"), at which time and in such event the indemnified Party or Affiliate shall be entitled to receive payment for all of the aggregate Representation and Warranty Damages to the extent they exceed the Threshold. Furthermore, the maximum aggregate amount for which the Buyer or the Seller and their respective Affiliates shall be liable for any and all claims of Representation and Warranty Damages by the other Party and its Affiliates hereunder shall be $7,500,000.

            F. CONSEQUENTIAL DAMAGES. Neither Seller nor Buyer, nor any Affiliates of Seller or Buyer, shall in any way be liable to or indemnify the other for such Party's damages arising out of any loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, cost of capital, claims of customers, or any other indirect, special or consequential damages or any cost or expense related to such damages. The limitation against both liability and indemnification contained herein shall apply whether the action in which recovery of damages is sought is based on contract, tort (including sole, concurrent or other negligence and strict liability), statute or otherwise. To the extent permitted by law, any statutory remedies which are inconsistent with the provisions of these terms are waived.

            G. OTHER LIMITATIONS ON BUYER'S DAMAGES. Seller shall not in any way be liable to or indemnify Buyer for Damages to the extent (a) caused by Buyer, its employees, agents, contractors, subcontractors, tenants or any third party on or after the Effective Date; or (b) recovered or recoverable from or against any third party (including any insurance proceeds) unless it is conclusively determined that recovery from such third party cannot be made within a reasonable period of time.

            H. OTHER LIMITATIONS ON SELLER'S DAMAGES. Buyer shall not in any way be liable to or indemnify Seller for Damages to the extent (a) caused by Seller, its employees, agents, contractors, subcontractors, tenants or any third party before the Effective Date; or (b) recovered or recoverable from or against any third party (including any insurance proceeds) unless it is conclusively determined that recovery from such third party cannot be made within a reasonable period of time.

            I. EXCLUSIVE REMEDY. The remedies of Buyer and Seller provided for under this Article VI shall be the sole and exclusive remedies of the Parties with respect to the matters covered by this Article. Without limiting the generality or effect of the foregoing, as a material inducement to the other Party entering into this Agreement, except for the remedies set forth in Article VI, each of the Parties hereby waives any claim or cause of action which it might assert under the common law, federal, state or foreign securities, trade regulation, environmental or other law, including, but not limited to, CERCLA, RCRA, and any comparable state laws, for which a remedy is provided in this
Article VI.

            J. MEDIATION. The parties agree that prior to any litigation under this Agreement, the Parties will submit all disputes to non-binding mediation by a third party mutually acceptable to both Parties.

            K. ASSIGNMENT OF CLAIMS. In the event that any of the Damages for which an indemnifying Party is responsible or allegedly responsible hereunder are recoverable or potentially recoverable against any third party and payment is made by the indemnifying Party to the indemnified Party notwithstanding the provisions of Sections 6.2(G) and 6.2(H), as applicable, then, the indemnified Party shall assign any and all rights that it may have that are related in any fashion to the Damages or the facts or circumstances giving rise thereto to the indemnifying Party as a condition to any payment due under this Article VI, or, if such rights are not assignable under applicable law or otherwise, the indemnified Party hereunder shall attempt in good faith to collect any and all damages and losses on account thereof from such third party for the benefit of, and at the expense and direction of, the indemnifying Party.


                                  ARTICLE VII
                                 MISCELLANEOUS

            7.1 FEES. Except as expressly set forth herein to the contrary, each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and

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expenses) paid or incurred by such Party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transactions contemplated hereby.

            7.2 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing and signed by the Parties.

            7.3 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

            IF TO BUYER:                Lasermedics, Inc.
                                        Attn:  Mr. Michael M. Barbour
                                        President
                                        2427 FM 1092
                                        Missouri City, Texas 77459
                                        Telephone Number (713) 261-5079
                                        Telefax Number (713) 261-5165

            With copy to:               Robert G. Reedy, Esq.
                                        Porter & Hedges, L.L.P.
                                        700 Louisiana, Suite 3500
                                        Houston, Texas 77002
                                        Telephone Number (713) 226-0600
                                        Telefax Number (713) 228-1331

            IF TO SELLER:               Maxxim Medical, Inc.
                                        c/o Mr. Kenneth W. Davidson
                                        Chairman of the Board, President
                                        and Chief Executive Officer
                                        104 Industrial Blvd.
                                        Sugar Land, Texas 77478
                                        Telephone Number (713) 240-5588
                                        Telefax Number (713) 240-9123

            With copy to:               Mr. J. Randolph Ewing, Esq.
                                        Boyer, Ewing & Harris Incorporated
                                        Nine Greenway Plaza, Suite 3100
                                        Houston, Texas  77046
                                        Telephone Number (713) 871-2025
                                        Telefax Number (713) 871-2024

Any Party at any time by furnishing notice to the other Party in the manner described above may designate additional or different addresses for subsequent notices or communications.

            7.4 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

            7.5 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and the Schedules attached hereto and incorporated herein by reference sets forth the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

            7.6 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing and signed by the Party against which the waiver is subject to be enforced.

            7.7 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas (other than its choice of law principles).

            7.8 ASSIGNMENT. Neither Party may assign this Agreement or any interest herein without the prior written consent of the other Party. Any attempted assignment by either Party of their rights or obligations without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights, duties, and obligations under this Agreement to an Affiliate, in which event such Affiliate shall be entitled to enforce all of such assignor's rights thereunder; provided, however, that in the event of any such assignment, the assignor shall remain liable. The Seller hereby acknowledges and consents to the Buyer's collateral assignment of its rights under this Agreement (and all agreements, instruments and other documents executed and delivered in connection herewith) to the Senior Lender, such assignment being effective as of the date hereof. Reference to any of the Parties in this Agreement shall be deemed to include the successors and permitted assigns of such Party.

            7.9 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

            7.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are and shall be hereby incorporated in and made a part of this Agreement.

            7.11 SPECIFIC PERFORMANCE; REMEDIES. Each of the Parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each Party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it or they may be entitled at law or equity. Except as otherwise provided in Article VI of this Agreement, the rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

            7.12 RIGHTS AND LIABILITIES OF PARTIES. Except as provided in
Article VI of this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

            7.13 SURVIVAL. This Agreement, including but not limited to all covenants, warranties, representations and indemnities contained herein, shall survive the Closing (with the representations and warranties surviving in accordance with Section 6.1 of this Agreement), and all other documents, instruments or agreements relating to the Assets, the Business and the transactions contemplated herein, and shall not be deemed merged therein.

            7.14 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

            7.15 PRESS RELEASE. Neither Party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other Party except as may be otherwise required by law.

            7.16 MAINTENANCE OF RECORDS. To the extent reasonably required by Seller and Buyer or mandated by a regulatory or governmental agency or legal process:

            (a) Each Party shall allow the other Party and its agents access to all business records and files (including tax records, personnel records and medical records) of Seller related to the Business which relate to periods prior to the Effective Date, upon reasonable advance notice during normal working hours at any location where such records are stored, and such Party shall have the right, at its own expense, to make copies of any such records and files, provided however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business; and

            (b) Each Party shall make available to the other Party upon written request: (a) personnel of the Business to assist such Party in locating and obtaining records and files maintained by such Party for periods prior to the Effective Date; and (b) any personnel of the Business whose assistance or participation is reasonably required by such Party in anticipation of, preparation for, or the prosecution or defense of existing or future litigation, tax returns or other matters, in which such Party is involved, or in order to address any liability of such Party pertaining to the Business; provided, however, that the furnishing Party shall be reimbursed for the reasonable costs of providing such benefits measured by the salary and benefits paid to the employees providing such service.

            (c) Each Party shall preserve all records in its possession which relates to the Business or the Assets for a period of not less than seven
      (7) years. Subsequent to the termination of such seven (7) year period, neither Party shall destroy or otherwise dispose of any such records without first giving the other Party ninety (90) days prior notice during which period the other Party may remove any or all of such records at its expense.

Seller covenants and agrees that all information furnished to the Seller after the Effective Date or any other person for the benefit of Seller pursuant hereto will be kept confidential by Seller to the extent reasonably practicable or such other person and will not be used in any manner adverse to Buyer or the Business.

            EXECUTED AND DELIVERED EFFECTIVE in multiple counterparts effective as of the date first written above.


                                  BUYER:

                                  LASERMEDICS, INC.
                                  a Texas corporation

                                  By:  Michael M. Barbour
                                          President

                                  SELLER:

                                  MAXXIM MEDICAL, INC.,
                                  a Delaware corporation

                                  By:  Kenneth W. Davidson,
                                  Chairman of the Board, President
                                  & Chief Executive Officer

                                   SCHEDULES

1.19            Employees
1.32            Permitted Encumbrances
2.1(a)          Tangible Personal Property
2.1(b)          General Intangibles
2.1(c)          Contracts; Assignability
2.1(d)          Business Licenses
2.1(e)-1        Belton Real Property
2.1(e)-2        Sugar Land Real Property
2.2             Excluded Assets
2.10            Estimated Balance Sheet
3.1             Encumbrances on Assets
3.4             Exceptions to Tangible Personal Property
3.6             Employment Contracts
3.8             Litigation
3.10            Authority
3.14            Leased Assets
3.15            Employee Benefit Plans
3.16            Consents and Approvals
4.5             Buyer's Benefit Plans
4.6             Beneficial Common Stock Ownership
4.9             Absence of Certain Changes or Events
4.10            Operations of Buyer